EXECUTION COPY

SEPARATION AGREEMENT

     This SEPARATION AGREEMENT is dated as of September 30, 2004, and is entered into between PARTY CITY CORPORATION (the “Company”), and LINDA M. SILUK (“Executive”).

     WHEREAS, Executive is currently employed by the Company as Senior Vice President and Financial Officer; and

     WHEREAS, Executive wishes to resign from her employment with the Company and the Company wishes to accept Executive’s resignation; and

     WHEREAS, Executive and the Company desire to embody in this Agreement the terms and conditions applicable to Executive’s resignation of employment with the Company; and

     WHEREAS, this Agreement shall supersede all prior oral and written agreements, arrangements and understandings relating to the terms and conditions of Executive’s resignation.

     NOW, THEREFORE, the parties hereby agree:

     1. Termination Date. Executive’s resignation from the Company will be effective as of September 15, 2004 (the “Termination Date”).

     2. Company Property. Executive shall return to the Company all Company-owned property in her possession on or prior to September 30, 2004, with the exception of the Company’s laptop computer, which may be retained by Executive provided all Company information stored thereon has been deleted.

     3. Termination Benefits. Commencing as of the Termination Date, the Company shall continue to pay, in accordance with the Company’s prevailing payroll practices, Executive’s current Salary, as defined in Executive’s Employment Agreement with the Company, dated November 7, 2003 (the “Employment Agreement”), for a maximum period of six (6) months beginning on the Termination Date, and ending not later than March 15, 2005 (the “Severance Period”), subject to the provisions of Paragraph 8 hereinafter. In addition, Executive shall, subject to the terms of the applicable plans, be entitled to a continuation of health/life benefits for the Severance Period.

     4. Benefit Plans. Except as otherwise specifically provided in this Agreement or by law or by any employee benefit plan, Executive’s participation in all employee benefit plans and executive compensation plans and practices of the Company shall terminate on the Termination Date, and there shall be no other payments or benefits payable to Executive by the Company, including, but not limited to, any other salary, bonus, commissions, fees, benefits, or other payments of any nature whatsoever.

     5. Additional Consideration. Executive acknowledges that pursuant to this Agreement she is receiving consideration in addition to any amounts to which she would otherwise have been entitled but for this Agreement.

     6. Taxes. The payments due to Executive under this Agreement shall be subject to reduction to satisfy all applicable federal, state and local withholding tax obligations.

     7. Payment Upon Death. Executive’s rights and obligations under this Agreement are not transferable. However, if Executive should die while any amounts would still be payable to her hereunder, all such amounts shall be payable to Executive’s estate, heirs, executors or beneficiaries in accordance with the terms hereof.

     8. Survival of Employment Agreement Provisions. The following paragraphs of the Employment Agreement shall continue to apply after the Termination Date in accordance with their terms: Paragraph 7(f) (relating to offset for subsequent employment), Paragraph 8 (relating to noncompetition, nonsolicitation and confidentiality and non-disparagement), 9 (c) (relating to arbitration) and 9 (n) (relating to governing law). It is expressly agreed by the Company, however, that Paragraph 7 (f) shall have no applicability and be of no force or effect prior to January 15, 2005 so that Executive shall be guaranteed a minimum severance of at least four (4) months Salary.

     9. Release and Waiver of Claims. Effective as of the Termination Date, subject to Section 10 hereof, in consideration of the payments, benefits, and other considerations provided to Executive under this Agreement, Executive, for herself and her family, heirs, executors, administrators, legal representatives, and their respective successors and assigns, hereby releases and forever discharges the Company, and all of its subsidiaries, officers, directors, employees, agents, stockholders, representatives, and their successors and assigns (collectively, “Company Entities”), from all rights, claims or demands Executive may have, arising at any time on or before the date hereof, based on her employment with any Company Entity or the termination of that employment, including without limitation any claims under the Employment Agreement, or based on any services provided to any Company Entity by Executive other than pursuant to an employment relationship with any Company Entity. This includes a release of any and all rights, claims or demands Executive may have, whether known or unknown, under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; or under any other federal, state or local laws or regulations regarding employment discrimination or termination of employment. This also includes a release by Executive of any claims for wrongful discharge under any statute, rule, regulation or under the common law including the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act and the Sarbanes-Oxley Act. Executive hereby agrees never individually or with any person to file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against any Company Entity, with respect to any of the matters released by Executive pursuant to this Section 9.

     10. Rights Not Released or Waived. Section 9 hereof notwithstanding, by signing this Agreement, Executive shall not have relinquished her right to (i) benefits in accordance with the provisions of any Company retirement plans subject to the Employee Retirement Income Security Act of 1974, as amended, or (ii) enforce the provisions of this Agreement.

     11. Release and Waiver of Claims Under the Age Discrimination in Employment Act. Executive acknowledges that the Company has encouraged her to consult with an attorney of her choosing and, through this Agreement, encourages her to consult with her attorney with respect to any possible claims she may have, including claims under the Age Discrimination in Employment Act (“ADEA”), as well as under the other federal, state and local laws described in Section 9 hereof. Executive understands that by signing this Agreement she is in fact waiving, releasing and forever giving up any claim under the ADEA, as well as all other federal, state and local laws described in Section 9 hereof that may have existed on or prior to the date hereof.

     12. Waiting Period and Revocation Period. Executive hereby acknowledges that the Company has informed her that she has up to twenty-one (21) days to sign this Agreement and she may knowingly and voluntarily waive that twenty-one (21) day period by signing this Agreement earlier. Executive also understands that she shall have seven (7) days following the date on which she signs this Agreement within which to revoke it by providing a written notice of her revocation to the Company.

     13. Remedies. Executive hereby acknowledges and understands that if she revokes this Agreement within the seven (7) day revocation period provided under Section 12 above, the Company may, in addition to any other remedies it may have, reclaim any amounts paid to Executive under this Agreement to which Executive would not be otherwise entitled, and/or terminate any payments to which Executive would not be otherwise entitled that are subsequently due hereunder.

     14. Non-Admission. Executive expressly acknowledges that this Agreement does not constitute an admission by the Company of any violation of any employment law, regulation, ordinance, or administrative procedure, or any other federal, state, or local law, common law, regulation or ordinance, liability for which is expressly denied.

     15. Non-Disparagement. Executive shall not at any time after the date hereof disparage the Company or any of its officers, directors, shareholders or any of their respective affiliates. The obligations of Executive under this Section 15 shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency.

     16. Confidentiality. Executive and the Company hereby agree to keep the terms of this Agreement confidential. The obligations of Executive and the Company under this Section 16 shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency.

     17. Opportunity for Advice. By signing this Agreement, Executive acknowledges that with the advice of the Company, she has had a reasonable opportunity to consider advice from her legal counsel. Fully understanding these terms, Executive is entering into this Agreement knowingly and voluntarily.

     18. Acceptance. To accept this Agreement, Executive shall execute and date this Agreement on the spaces provided and return a copy to the Company at any time during the twenty-one (21) day period commencing on the date hereof. This Agreement shall take effect on the eighth day following Executive’s execution of this Agreement unless Executive’s written revocation is delivered to the Company within seven (7) days after such execution.

     19. Executive Outplacement Service. The Company agrees to assist Executive in obtaining other employment through outplacement services provided by the Company either through Goodrich and Sherwood (Manhattan or Parsippany, NJ offices) or through OI Partners. It is agreed that such outplacement services shall be provided through the Severance Period. The total payment by the Company for such outplacement services shall not exceed, in any event, the sum of Twenty-Five Thousand ($25,000.00) Dollars.

     20. Arbitration. The parties hereby explicitly incorporate herein Section 9 of the Employment Agreement, and agree that any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration in accordance with the terms of said Section 9. In addition, the parties agree that any court of appropriate jurisdiction may enforce an award from any such arbitration.

     21. Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the Executive’s employment and termination thereof. Except as specifically provided herein, this Agreement shall supersede the Employment Agreement in all respects effective as of the Termination Date. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

/s/ Linda M. Siluk

Name: Linda M. Siluk

PARTY CITY CORPORATION

By: /s/ Melissa Wallace

Name:	Melissa Wallace
Title:	Vice President of Human Resources